Exhibit 10.1

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent (as defined below) pursuant to this Agreement (as defined below) and the exercise of any right or remedy by the Agent or any Lender (as defined below) hereunder is subject to the limitations and provisions contained in the Subordination Agreement (as defined below). In the event of any conflict between the terms of the Subordination Agreement and the terms of this Agreement or any other Loan Document, the terms of the Subordination Agreement shall govern.

Execution Version

SPARTA MERGER SUB I LLC,

SPARTA MERGER SUB II LLC,

SPARTA MERGER SUB I INC.,

SPARTA MERGER SUB II INC.,

STEWARD ACCOUNTABLE CARE NETWORK, LLC,

STEWARD NATIONAL CARE NETWORK, LLC,

AS BORROWERS

CAJ LENDING LLC,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT,

AND

CAJ LENDING LLC, AND

DEERFIELD PARTNERS, L.P.,

LENDERS

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of November 10, 2022, by and among CAJ Lending LLC, a Delaware limited liability company, as administrative agent and collateral agent (the “Agent” or “CAJ”), Lenders a party hereto and, (i) pre-Merger, SPARTA MERGER SUB I LLC (“Merger LLC I”), SPARTA MERGER SUB II LLC (“Merger LLC II”), SPARTA MERGER SUB I INC. (“Merger Sub I”), SPARTA MERGER SUB II INC. (“Merger Sub II”), STEWARD ACCOUNTABLE CARE NETWORK, LLC (“SACN”) and STEWARD NATIONAL CARE NETWORK, LLC (“SNCN”), as the initial borrowers (each a “Pre-Merger Borrower” and collectively, the “Pre-Merger Borrowers”), and (ii) post-Merger, SACN and SNCN, as borrowers (each a “Post-Merger Borrower” and collectively, the “Post-Merger Borrowers”), Merger LLC I and Merger LLC II, as guarantors (each a “Guarantor” and collectively, the “Guarantors”).

RECITALS

SACN Holdco Inc. (“SACN Holdco”) is the direct parent of SACN;

SNCN Holdco Inc. (“SNCN Holdco”) is the direct parent of SNCN;

SACN and SNCN are the owners and holder of certain accounts receivable referred to as the “2022 Net Pre-Closing Medicare AR” as otherwise described and defined in the Merger Agreement (defined below);

Pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”) dated May 31, 2022, the closing of which is to be consummated contemporaneously herewith (the “Merger Effective Time”), the following actions (the “Merger”), among other actions not pertinent to this Agreement, shall occur:

Merger Sub I shall merge with and into SACN Holdco Inc.;

Merger Sub II shall merge with and into SNCN Holdco Inc.;

Immediately thereafter,

SACN Holdco shall merge with and into Merger LLC I;

SNCN Holdco shall merger with and into Merger LLC II;

Merger LLC I will contribute this Agreement and the obligations in connection with this Agreement to SACN and thereafter be released of any and all obligations hereunder as a Borrower;

Merger LLC II will contribute this Agreement and the obligations in connection with this Agreement to SNCN thereafter be released of any and all obligations hereunder as a Borrower;

SACN shall change its name to CareMax Accountable Care Network, LLC;

SNCN shall change its name to CareMax National Care Network, LLC; and

The foregoing shall be referred to hereinafter as the “Transaction.”

This Agreement sets forth the terms on which Lenders will advance a term loan funded on the Closing Date (as defined below) to Borrowers and Borrowers will repay the amounts owing to Lenders.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrowers arising out of the Collateral and Borrowers’ Books relating to any of the foregoing.

“Administrative Fee” has the meaning assigned in Section 2.5(a)(iii).

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agent” has the meaning assigned in the preamble hereof.

“Agreement” has the meaning assigned in the preamble hereof.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction, the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Lender, and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.

“Borrower” or “Borrowers”, individually or collectively as the context may require, means (i) pre-Merger, the Pre-Merger Borrowers and (ii) post-Merger, the Post-Merger Borrowers.

“Borrowers’ Books” means all of Borrowers’ books and records including: ledgers; records concerning Borrowers’ assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business” means owning and operating an accountable care organization that participates in the Program.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Buyer” means the “Buyer” as defined in the Merger Agreement.

“CAJ” has the meaning assigned to such term in the introductory paragraph hereof.

“CAJ Agent Resignation Date” has the meaning assigned to such term in Section 13.10(h).

“CEO Employment Agreement” means that certain Executive Employment Agreement, dated as of December 13, 2021, by and between Carlos de Solo and Managed Healthcare Partners, L.L.C.

“Change in Control” means a transaction in which (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower or Ultimate Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors or similar governing body of Borrower or Ultimate Parent, as the case may be, who did not have such power before such transaction or (ii) Ultimate Parent ceases to directly or indirectly own and control all of the voting rights associated with 100% of the outstanding stock of the Borrowers.

“Closing Date” means the date of this Agreement.

“CMS” means the Center for Medicare and Medicaid Services.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Assignment” means the Collateral Assignment of Rights with respect to the Merger Agreement, duly executed and delivered by Buyer, as assignor, to Agent, as assignee, for the benefit of the Secured Parties, and acknowledged by the Seller Parties (as defined in the Merger Agreement).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contribution Share” has the meaning assigned in Section 14.10.

“Control Agreement” means a control agreement, restricted account agreement or similar agreement or document, in each case in form and substance satisfactory to the Agent and entered into for the purpose of perfecting a security interest in favor of Agent, on behalf of the Secured Parties, in each deposit account of any Borrower that constitutes a Specified MSSP Deposit Account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (for the benefit of the Secured Parties).

“Credit Extension” means the Term Loan Advance by Lenders to the Borrowers hereunder on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excess Payment” has the meaning assigned in Section 14.10.

“Federal Healthcare Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f) (including Medicare, Medicare Advantage, state Medicaid programs (including state Medicaid waiver and Managed Medicaid programs), TRICARE, state CHIP programs, and similar or successor programs) and any other health care or payment program administered or financed in whole or in part by any domestic federal, state or local government and any successor program to any of the above.

“Fixed Rate” means twelve percent (12.00%), per annum.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority (including any governmental agency, branch, commission, professional board, accrediting body, fiscal intermediary or administrative contractor, bureau, instrumentality, department, official, entity, court or tribunal); or (d) body or other Person entitled by applicable law (or by contract with the parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Guaranteed Obligations” has the meaning assigned in Section 14.1.

“Guarantor Pro Rata Share” has the meaning assigned in Section 14.10.

“Guaranty” has the meaning assigned in Section 14.2

“Guarantors” individually or collectively as the context may require, has the meaning assigned in the preamble.

“Health Care Laws” mean any and all laws applicable to the Business relating to the regulation of the healthcare industry, including: (a) licensure and permit requirements for individuals and facilities; (b) applicable laws regarding fee-splitting and the sharing of revenues from Payment Programs; (c) applicable laws regarding claims processing, billing and submission of false or fraudulent claims, and the prohibition on reassignment of claims under Payment Programs; (d) Titles XVIII, XIX and XXI of the Social Security Act and other applicable laws pertaining to Medicare and Medicaid; (e) the Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (the “Stark Law”) and the rules and regulations promulgated thereunder; (f) HIPAA and laws pertaining to medical documentation, medical record retention; (g) applicable laws governing Federal Healthcare Programs; (h) applicable laws pertaining to fraud and abuse, prohibitions against kickbacks, and improper referrals, including the Civil False Claims Act, 31 U.S.C. §§3729 et seq., and the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Criminal False Claims Act, 18 U.S.C. §287 and the False Statements Relating to Health Care Matters Act, 18 U.S.C. §1035, the Health Care Fraud Act, 18 U.S.C. §1347, and the provisions of 42 U.S.C. §1320a-7, 7a, and 7b, et. seq.; (i) the Patient Protection and Affordable Care Act, Public Law 111-148; (j) 42 C.F.R. Part 425; (k) applicable laws regarding quality and safety (including patient safety and reporting of abuse), background checks, adequacy of medical care, documentation of medical necessity, and informed consent to treatment; (l) applicable laws pertaining to the employment of professionals by non-professionals, the practice of medicine, and the ownership and operation of medical practices; (m) applicable laws governing referrals and relationships between referral sources and referral recipients; (n) applicable laws pertaining to patient brokering, advertising and marketing of healthcare services and subcontracting for services; (o) applicable laws governing the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Healthcare Program; (p) the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the Controlled Substances Act (21 U.S.C. 801, et seq.); and (q) all other laws issued by any Governmental Authority concerning matters similar to those above that are applicable to the Business.

“HIPAA” means, collectively (a) the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (“HIPAA”), the privacy standards adopted by the U.S. Department of Health and Human Services (“HHS”) as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E, the security standards adopted by HHS as they may be amended from time to time, 45 C.F.R. parts 160, 162, and 164, subpart C, and the privacy provisions (Subtitle D) of the Health Information Technology for Economic and Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, as codified at 42 U.S.C. Sections 1320d through d-9, and its and their implementing regulations, rules, and orders, and (b) any other applicable laws concerning the privacy or security of personal health information, including, if applicable, state health information privacy and security laws and state data breach notification laws.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Investment” means any beneficial ownership of (including stock, partnership interest, or other securities) any Person, or any loan, advance, or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender” or “Lenders”, individually or collectively as the context may require, have the meaning assigned in the preamble hereof.

“Lender Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; all the actual costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Agent, for the benefit of Lenders, including filing and recording fees, expenses and taxes, stamp or documentary taxes and search fees in respect of the Collateral or the Liens under the Loan Documents; and Agent’s and Lenders’ reasonable attorneys’ fees and expenses incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrowers, the Collateral Assignment, the Subordination Agreement and any other agreement entered into in connection with this Agreement, all as amended, restated, extended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of Borrowers and their Subsidiaries taken as a whole, (b) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (c) Borrowers’ interest in, or the value, perfection, or priority of Agent’s security interest in the Collateral.

“Medicare Shared Savings Receivables” means the accounts receivable of the Borrowers attributable to the Medicare Shared Savings Program existing immediately prior to the Merger Effective Time, for the year ended 2022.

“Obligations” means all debt, principal, interest, Lender Expenses, and other amounts owed to any Lender by Borrower pursuant to this Agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that a Lender may have obtained by assignment or otherwise.

“OID” has the meaning assigned in Section 2.5(a)(ii).

“Patents” means all patents, patent applications, and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Payment Programs” means Federal Healthcare Programs and any other managed care contract, participation agreement or other billing arrangements with insurance providers or other third party payors, including health maintenance organizations, preferred provider organizations, prepaid plans, accountable care organization, and health care service plans.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lenders pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Lenders.

“Permitted Indebtedness” means:

(a)    Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)    Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any given time;

(d)    Senior Debt; and

(e)    Subordinated Debt.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Schedule; and

(b)    (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a Lender, and (iv) a Lender’s money market accounts.

“Permitted Liens” means the following:

(a)    any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that the same have no priority over any of Agent’s security interests;

(c)    Liens (i) upon or in any equipment which was not financed by Lenders acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)    Liens pursuant to the Senior Debt; and

(e)    Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (d) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Program” means the CMS Medicare Shared Savings Program.

“Pro Rata Share” means, as of any date of determination, with respect to a Lender’s obligation to make a Loan and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Lender’s Loans by (y) the aggregate outstanding principal amount of all Loans held by all Lenders.

“Reg W Affiliate” means an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c).

“Required Lenders” means, at any time, a Lender or Lenders having outstanding Term Loans representing a majority of the sum of the total outstanding Term Loans at such time; provided, that if there are two or fewer Lenders at any time, then Required Lenders shall mean all Lenders.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of each Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Lenders.

“Secured Parties” has the meaning assigned to such term in Section 13.12.

“Senior Debt” means the obligations of (a) CareMax, Inc., a Delaware corporation (the “Ultimate Parent”), the indirect parent of the Borrowers and (b) each direct or indirect domestic subsidiary of the Ultimate Parent that is or becomes a “Loan Party” (under and as defined therein) pursuant to that certain Credit Agreement, dated as of May 9, 2022, among the Ultimate Parent, its subsidiaries, lenders and issuing banks a party thereto and Jefferies Finance LLC as administrative agent and collateral agent (the “Senior Agent”), as the same may be amended from time to time.

“Solvent” means, with respect to the Borrowers, that the Borrowers are able to pay debts (including trade debts) as they mature; the fair saleable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; and Borrowers are not left with unreasonably small capital after the transactions contemplated by the Loan Agreement.

“Specified Merger Representations” means the representations and warranties made by the “Companies” pursuant to Sections 4.04, 4.05, 4.06, 4.09, 4.10, 4.11, 4.17, 4.19, 4.23 and 4.24 of the Merger Agreement.

“Specified MSSP Deposit Account” means each deposit account maintained by any Borrower at any depository bank for the purposes of receiving payments in respect of the Medicare Shared Savings Receivables.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lenders on terms acceptable to Lenders (and identified as being such by Borrower and Lenders).

“Subordination Agreement” means that certain Subordination Agreement, dated on or about the date hereof, by and between the Senior Agent and Agent and acknowledged and agreed to by the Borrowers.

“Subsidiary” means any corporation, company, or partnership in which (a) any general partnership interest or (b) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan” means an aggregate principal amount of Thirty-Five Million Five Hundred and Nine Thousand Seven Hundred and Sixty-Four Dollars ($35,509,764.00).

“Term Loan Advance” means the cash advance by Lenders to the Borrowers on the Closing Date under Section 2.1(a).

“Term Loan Maturity Date” means the earlier to occur of (a) November 30, 2023 and (b) three (3) Business Days after Borrower received payment from the United States Department of Health and Human Services for the Medicare Shared Savings Receivables.

“Transfer” has the meaning assigned in Section 7.1.

“Transferred Guarantors” has the meaning assigned in Section 14.9.

1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Credit Extension.

Borrowers promise to pay to Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of the Term Loan made by Lenders to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of the Credit Extension at rates in accordance with the terms hereof.

(a)    Term Loan.

(i)    Term Loan. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, each of Lenders agrees, severally but not jointly, to make the principal amount of the Term Loan set forth next to such Lender’s name on Schedule 2.1 to Borrowers. The Term Loan shall be fully funded on the Closing Date. Interest shall accrue from the Closing Date at the rate and shall be paid as specified in Section 2.3. The Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Term Loan in whole or in part without penalty or premium. Each such prepayment shall be paid to Lenders in accordance with their respective Applicable Percentages.

(ii)    Advance Request Form. On or prior to the Closing Date, Borrowers shall notify the Agent (who shall notify Lenders) (which notice shall be irrevocable) by electronic mail of its request for the funding of the Term Loan on the Closing Date. Such notice shall be in a form reasonably acceptable to the Lenders. The notice shall be signed by a Responsible Officer or its designee.

2.2    Joint and Several Liability.

(a)    All Obligations of Borrowers under this Agreement and the other Loan Documents shall be joint and several obligations of each Borrower, including principal, interest, fees, prepayment premiums (if any), expenses, reimbursements and indemnification obligations and other amounts, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and expenses that accrue after the commencement by or against any one Borrower of any proceeding under the United States Bankruptcy Code, or any similar laws in any other jurisdictions, regardless of whether such interest, fees, and expenses are allowed or allowable in whole or in part as a claim in such proceeding.

(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.2), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)    Subject to the terms and conditions of the Subordination Agreement, if and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)    Subject to the terms and conditions of the Subordination Agreement, Obligations of each Borrower under the provisions of this Section 2.2 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower and secured by the Collateral, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.2(d)) or any other circumstances whatsoever.

(e)    Except as otherwise expressly provided in this Agreement or any other Loan Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans made under or pursuant to this Agreement, notice of the occurrence of any unmatured Event of Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement or any other Loan Document). Each Borrower’s joint and several obligations hereunder shall be unconditional irrespective of any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower’s joint and several obligations hereunder shall be unconditional irrespective of any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any Agent’s or Lender’s failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations, which might, but for the provisions of this Section 2.2 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.2, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.2 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.2 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Agent or Lender.

(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)    Subject to the terms and conditions of the Subordination Agreement, the provisions of this Section 2.2 are made for the benefit of Agent, and Lenders, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, Lenders, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.2 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.2 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lenders hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)    Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations.

2.3    Interest Rates, Payments, and Calculations.

(a)    Interest Rates.

(i)    Term Loan. Except as set forth in Section 2.3(b), outstanding Term Loans shall bear interest at a rate equal to the Fixed Rate.

(b)    Payment; Discounts; Late Fee; Default Rate.

(i)    Interest Payment. On the Closing Date, Borrowers shall pay to Lenders by wire transfer, all interest at the Fixed Rate earned from the Closing Date up to and including November 30, 2023, which interest shall be fully earned, due and payable in one lump sum on the Closing Date (the “Closing Date Interest Payment”). All interest payable hereunder shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or otherwise be affected by any claim or dispute relating to any other matters, and shall be in addition to payment of Fees and the reimbursement of Lender Expenses set forth in Section 2.5 below. Agent, Lenders and Borrowers acknowledge and agree that the Closing Date Interest payment is being paid to Lenders on the Closing Date and such amounts do not reflect the amount of any additional interest (if applicable) accrued and owing during the term of this Agreement, as of the Term Loan Maturity Date or thereafter, whether in respect of Section 2.3(b)(iii), Section 13.1 or otherwise, which such interest shall be paid in-kind and capitalized to principal monthly in arrears.

(ii)    [Reserved].

(iii)    All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four percentage points (4.00%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges to the end that Lenders will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. Borrowers shall in all events pay the remaining outstanding principal balance of the Term Loan in full on the Term Loan Maturity Date.

(d)    Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

2.4    Pro Rata Treatment. All aggregate principal and interest payments shall be apportioned ratably among the Lenders (in accordance with their respective Pro Rata Shares) and applied thereto and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders in accordance with their respective Pro Rata Shares. All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(a)    first, to pay any fees and Lender Expenses then due to Agent under the Loan Documents, until paid in full,

(b)    second, to pay any fees and Lender Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(c)    third, ratably to pay interest due in respect of the Loans until paid in full,

(d)    fourth, so long as no Event of Default has occurred and is continuing, to pay the then due and owing principal balance of all Loans until paid in full,

(e)    fifth, to pay any other Obligations then due and owing, until paid in full, and

(f)    sixth, to Borrowers or such other Person entitled thereto under applicable law.

2.5    Fees. Borrowers shall pay to Lenders the following:

(a)    Facility Fee; OID.

(i)    Facility Fee. On the Closing Date, a Facility Fee equal to three percent (3.00%) of the aggregate principal amount of the Term Loan, to each Lender based on its Applicable Percentage;

(ii)    OID. The Borrowers and Lenders agree that: (A) the Term Loans are debt for federal income tax purposes; and (B) the Term Loans of each Lender constitute a single debt instrument for purposes of Sections 1271 through 1275 and 1281 of the Code and the Treasury Regulations thereunder and such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Code Section 1.1272-1(a)(2)(c);

(iii)    Administrative Fee. The Borrowers agrees to pay to the Agent, for its own account, an administrative fee in an amount equal to $25,000 for each fiscal quarter (the “Administrative Fee”). On the Merger Effective Time, Borrowers shall pay to Lenders by wire transfer, the Administrative Fee for the period beginning on the date of the Merger Effective Time up to and including November 30, 2023; provided, that if CAJ ceases to be the Agent at any time prior to the Term Loan Maturity Date, then CAJ shall remit to the successor agent an amount equal to (x) the Administrative Fee paid on the Closing Date multiplied by (y) the number of days from and including the CAJ Agent Resignation Date through and including November 30, 2023 divided by (z) 385 days.

(iv)    Fees Generally. The Borrowers agree that once paid, the fees or any part thereof payable hereunder shall not be refundable under any circumstances. All fees payable hereunder shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of setoff or counterclaim or otherwise be affected by any claim or dispute relating to any other matters, and shall be in addition to the reimbursement of Lender Expenses set forth in paragraph (b) below.

(b)    Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses (including the reasonable and documented fees, charges and disbursements of one primary outside counsel for the Agent and one primary outside counsel for each Lender taken separately), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and any other credit documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and, after the Closing Date pay promptly and in any event within three (3) Business Days after written demand therefor, all Lender Expenses, including reasonable attorneys’ fees and expenses (including the reasonable and documented fees, charges and disbursements of one primary outside counsel for the Agent and one primary outside counsel for each Lender taken separately), as and when they are incurred by Lenders.

2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding. Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Lenders shall have received, in form and substance satisfactory to Lenders, the following:

(a)    this Agreement duly executed and delivered by each party hereto;

(b)    a certificate of the Secretary of the Borrowers and the Guarantors with respect to existence, good standing as of a recent date, incumbency and resolutions authorizing the execution and delivery of the Loan Documents to which such Person is a party, the borrowing contemplated hereunder, the grants of security interest in the Collateral hereunder and under the Collateral Assignment, and authorizing a guarantee of the Obligations hereunder, in each case certified by an appropriate officer of such Borrower or such Guarantor, as applicable, as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect;

(c)    a certificate of the Secretary of the Ultimate Parent with respect to existence, good standing as of a recent date, incumbency and resolutions authorizing the execution and delivery of the Collateral Assignment and authorizing the grants of security interest thereunder, in each case certified by an appropriate officer of the Ultimate Parent, as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect;

(d)    [reserved];

(e)    [reserved];

(f)    a consent and amendment from the Senior Agent authorizing the transactions contemplated hereunder;

(g)    the Subordination Agreement duly executed and delivered by each Person party thereto;

(h)    UCC searches and other Lien searches as Lenders shall request;

(i)    a UCC-1 Financing Statement against Ultimate Parent as debtor and Agent as secured party with respect to the collateral specified in the Collateral Assignment;

(j)    UCC-1 Financing Statements against each Borrower as debtor and Agent as secured party with respect to the collateral specified on Exhibit A hereto;

(k)    the Merger shall have been consummated in accordance in all material respects with the terms of the Merger Agreement, without any amendment or waiver of any material condition or provision thereof except as approved by Lenders;

(l)    a certificate of a responsible officer attaching a true, complete and correct copy of the Merger Agreement;

(m)    payment in cash in full of all Fees and Lender Expenses then due specified in Section 2.5 hereof;

(n)    a certificate of the Chief Financial Officer, other Responsible Officer or authorized signatory acting in such capacity of the Borrowers stating that, after giving effect to the Merger and the transactions contemplated hereby, the Borrowers are Solvent;

(o)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of Closing Date (other than representations and warranties that specify that they are as of a prior date, which shall be true and correct in all material respects on and as of such prior date), and no unmatured Event of Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to the closing of the Loan Documents;

(p)    timely receipt by Agent of the Advance Request Form as provided in Section 2.1, including a funds flow memorandum;

(q)    (i) an executed Certificate of Beneficial Ownership and (ii) all outstanding documentation and other information about each Borrower, each Guarantor and the Ultimate Parent required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(r)    Borrowers have confirmed that the Transaction will occur (and the Transaction shall occur) contemporaneously with the Term Loan Advance on the Closing Date;

(s)    Agent shall have received (i) evidence of the existence of each Specified MSSP Deposit Account maintained by any Borrower, free and clear of all Liens, and (ii) evidence that such Borrower has directed the United States Department of Health and Human Services to make all payments in respect of the Medicare Shared Savings Receivables into such Specified MSSP Deposit Account; and

(t)    such other documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Agent, for the benefit of the Secured Parties, a continuing security interest in all presently existing and hereafter acquired or arising Collateral and the proceeds thereof in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2    Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to the Agent, at the request of the Agent, all financing statements, and other documents that Agent may reasonably request, in form satisfactory to the Agent, to perfect and continue the perfection of Agent’s (for the benefit of the Secured Parties) security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Within thirty (30) days after the Closing Date, each Borrower shall have delivered a fully executed Control Agreement to Agent in respect of each Specified MSSP Deposit Account in form and substance satisfactory to the Agent.

4.3    Right to Inspect. Any Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Borrower and each Subsidiary is (a) a corporation or limited liability company duly existing under the laws of its state of incorporation or formation and (b) is qualified and licensed to do business in (i) its jurisdiction of organization and (ii) any state in which the conduct of its business or its ownership of property requires that it be so qualified, except in the case of clause (b)(ii) where the failure to be so qualified and licensed would not reasonably be expected to have a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any law or any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound. The Borrower has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and consummate the transactions contemplated by the Loan Documents.

5.3    No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

5.4    Specified Merger Representations. No event or circumstances exist in connection with any of the Specified Merger Representations with respect to the Collateral that could reasonably be considered to have a Material Adverse Effect.

5.5    Name; Location of Chief Executive Office. Except as disclosed in Schedule 5.5, no Borrower done business under any name other than that specified in the Recitals or on the signature page hereof. The legal name, organizational identification number, jurisdiction of formation and chief executive office address for each Borrower is set forth on Schedule 5.5.

5.6    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.

5.7    Solvency; Payment of Debts. Borrowers are Solvent.

5.8    Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all of the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances, or rules applicable to it, violation of which could have a Material Adverse Effect.

5.9    Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.10    Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.11    Subsidiaries. Borrower does not own any stock, partnership interest, or other equity securities of any Person, except for Permitted Investments.

5.12    Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals, and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.13    Specified MSSP Deposit Accounts. Each Borrower has good and marketable title to the Specified MSSP Deposit Accounts, free and clear of Liens other than Liens in favor of the Agent for the benefit of the Secured Parties. Each Borrower has identified the Specified MSSP Deposit Accounts owned by such Borrower on Schedule 5.13 into which payments in respect of the Medicare Shared Savings Receivables are or shall be made.

5.14    Compliance with Health Care Laws.

(a)    Each Borrower and each Subsidiary has operated in compliance in all material respects with all applicable Health Care Law, and (ii) no Borrower or Subsidiary has received any notice of any material violation or alleged material violation of, or any citation for material noncompliance with all applicable Health Care Law. No Borrower, Subsidiary nor, to the knowledge of the Borrower, any of their respective employees, contracts or agents have received any written notice from any Governmental Authority of any actual or threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by any Governmental Authority, against any Borrower or Subsidiary regarding any material violation of all applicable Health Care Law. No Borrower or Subsidiary is currently a party to, or bound by, any order or corporate integrity agreement with any Governmental Authority concerning such Person’s non-compliance with any applicable Health Care Laws.

(b)    Each Borrower and Subsidiary has (i) all material licenses, consents, certificates, permits, authorizations, accreditations, approvals, registrations, qualifications and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities (each, an “Authorization”) necessary to participate and received shared savings from the Program and (ii) not received written notice that any Governmental Authority is considering limiting, suspending or revoking any such Authorization. Each Borrower and Subsidiary is in compliance in all material respects with the terms and conditions of all such Authorizations.

(c)    Each of SACN and SNCN: (i) participates in the Medicare program as an accountable care organization in the Program, (ii) has been at all times and is currently in compliance in with the requirements set forth in 42 C.F.R. Part 425, and any guidance promulgated by pursuant to the Program and (iii) has at all times and is currently in compliance with each Program Participation Agreement that each such entity has entered into with the Program, as well as each provider agreement with providers participating in the Program. Each Borrower and each Subsidiary has repaid all amounts owed to the Program, or any amounts owed by any Borrower or Subsidiary, as applicable, to any participant participating in the Program. Each Borrower and each applicable Subsidiary has billing, coding, and documentation practices that are in compliance with applicable Health Care Laws and has complied with obligations, billing procedures and reimbursement requirements with respect to the Program. Each Borrower and each applicable Subsidiary’s risk adjustment documentation and coding practices are consistent with applicable Program requirements, and no Borrower and no applicable Subsidiary has received any written notification from CMS that such risk adjustment documentation or coding practices are not in compliance Program requirements. No Borrower and no Subsidiary has received any notice of overpayments or recoupments from CMS with respect to the Program amounting to more than $25,000, individually or in the aggregate.

(d)    Each Borrower and Subsidiary has timely, accurately and completely filed all material reports, returns, data and other information required by CMS under the Program and has paid all sums heretofore due with respect to such reports and return. There are no material written documentation requests made by CMS with respect to the Program to which a Borrower or Subsidiary has not responded and no denials of claims are currently being appealed by any Borrower or Subsidiary.

(e)    No Borrower, Subsidiary or any of such Borrower’s or Subsidiary’s employees, officers, directors, members or managers or independent contractors, are excluded from participation in Medicare, Medicaid, or any other government programs, are listed on the excluded individuals list published by the Office of Inspector General of the Department of Health and Human Services (the “OIG”) (https://exclusions.oig.hhs.gov/) or on the “List of Parties Excluded from Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/). Each Borrower and Subsidiary screens all employees prior to the employment start date and all independent contractors prior to the commencement date of the contractual relationship and at regular intervals thereafter against the List of Excluded Individuals and Entities maintained by the OIG, state Medicaid exclusion lists, and the System for Awards Management Excluded Parties List System.

(f)    No Borrower or Subsidiary has presented or caused to be presented to any Governmental Authority any claim for payment for an item or service in violation of, or that would be the basis for liability under, the False Claims Act, 31 U.S.C. § 3729 – 3733, any similar state false claims act, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812.

(g)    (i) There has been no material data breach affecting any Borrower or Subsidiary; (ii) no Borrower or Subsidiary is currently investigating or assessing a material privacy or security incident that could be found to be a data breach, and (iii) each Borrower and Subsidiary is, and at all relevant times has been, or prior to commencing operations, will be, in compliance in all material respects with HIPAA and the terms of applicable written agreements and privacy and security policies applicable to such Borrower or Subsidiary.

5.15    Full Disclosure. No representation, warranty, or other statement made by Borrower in any certificate or written statement furnished to any Lender or Agent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

5.16    Medicare Shared Savings Receivable Projection. All projections of the total amount of the Medicare Shared Savings Receivables delivered by or on behalf of the Borrowers to Agent, including the projections delivered by or on behalf of Borrowers on or prior to the Closing Date, represent the Borrower’s good faith estimate of the expected amount of the Medicare Shared Savings Receivables and is based on an good faith analysis performed by an independent third-party expert and assumptions believed by the Borrower to be fair and reasonable in light of current market conditions.

6.    AFFIRMATIVE COVENANTS.

Until the Obligations in respect of all Loan Documents have been paid in full, Borrowers covenant and agree with the Lenders that they shall do all of the following:

6.1    Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation or organization and shall maintain qualification in each jurisdiction in which it is required under applicable law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals, and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2    Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances, and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

6.3    Notices. As soon as possible and in any event within three (3) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Agent (who shall distribute to Lenders) a written statement of a Responsible Officer setting forth details of the Event of Default and the action which Borrower has taken or proposes to take with respect thereto. Borrowers shall notify Agent promptly of each of the following (and in no event later than three (3) calendar days):

(a)    the occurrence or existence of any unmatured Event of Default or Event of Default;

(b)    any dispute, litigation, investigation, other Proceeding or suspension which may exist at any time between any Borrower or any Subsidiary which would (i) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (ii) in which the amount of damages claimed is $250,000 (or its equivalent in another currency or currencies) or more, or (iii) that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the performance of this Agreement or any other Loan Document;

(c)    any Material Adverse Effect;

(d)    any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary that has or will have an impact on the Medicare Shared Savings Receivables; and

(e)    the occurrence of any of the following facts, events or circumstances, existing, pending or threatened; in which case, the Borrower shall promptly and within ten (10) days of Agent’s or any Lender’s request, provide Agent with written notice summarizing such facts, events or circumstances, together with such non-privileged supporting data and information as shall be necessary to fully explain to Agent and Lenders the scope and nature of the fact, event or circumstance, and thereafter shall provide to Agent, within ten (10) days of Agent’s or any Lender’s request, such additional non-privileged information as Agent or such Lender shall request regarding such disclosure:

(f)    that any Borrower or any Subsidiary hereafter receives written notice of any civil or criminal investigations, inquiries or audits involving and/or related to its compliance with applicable Health Care Laws; or

(g)    any charges of material violations of any Program Participation Agreement, involving any Borrower or any Subsidiary, as applicable to the operation of such Person’s business, that would reasonably be expected to result in suspension or revocation of such Borrower’s or Subsidiary’s applicable license or ability to participate in the Program.

Each notice pursuant to this Section 6.3 shall set forth details of the occurrence referred to therein, and, if applicable, state what action the Borrowers propose to take with respect thereto and at what time. Each notice shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

6.4    Collateral. Borrower shall keep all Collateral in good and marketable condition, free from all material defects except for which adequate reserves have been made.

6.5    Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6    Insurance. Borrower shall also maintain insurance relating to Borrower’s business, ownership, and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s. Upon Agent’s request, Borrower shall deliver to Agent certified copies of such policies of insurance and evidence of the payments of all premiums therefor.

6.7    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

6.8    Compliance with Laws; Health Care Laws.

(a)    Without limiting or qualifying Section 6.8(a) above or any other provision of this Agreement, each Borrower and Subsidiary shall comply in all material respects with all Health Care Laws applicable to the Program (including, without limitation, the requirements set forth in 42 C.F.R. Part 425).

(b)    Each Borrower and Subsidiary will maintain in all material respects all records required to be maintained by CMS under any Health Care Law applicable to the Program.

(c)    The Borrowers and Subsidiaries will:

(i)    except to the extent it would not reasonably be expected to result in a material liability to the Borrowers, keep in full force and effect all Authorizations necessary to participate in and receive shared savings from the Program;

(ii)    promptly furnish or cause to be furnished to Agent (in such form as may be reasonably required by Agent) copies of all non-privileged, reports, pleadings and other material communications received or prepared by a Borrower or Subsidiary relating to any matter that would reasonably be expected to lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Authorization or of any material qualification of any Borrower or Subsidiary necessary to participate in the Program or to receive the Medicare Shared Savings Receivables;

(iii)    promptly furnish or cause to be furnished to Agent notice of all material fines or penalties imposed by any Government Authority under any applicable Health Care Laws applicable to the Program against any Borrower or Subsidiary in excess of $50,000; and

(iv)    use their best efforts to not use the services of, in any capacity, any person who is excluded from participation in Medicare, Medicaid or any other Federal Health Care Program.

6.9    Assurance of Collection of the Medicare Shared Savings Receivables. Borrowers shall and shall cause each of their Subsidiaries to take all such actions necessary to assure, grant, preserve, protect, achieve, and confirm the receipt and collection of the Medicare Shared Savings Receivables in compliance with the applicable Healthcare Laws.

6.10    Representations and Warranties. Each representation or warranty made by any Borrower herein or in any other Loan Document shall remain true and correct in all material respects (without duplication of any materiality qualifier contained therein) for so long as any Obligations remain outstanding, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein)) as of such earlier date.

7.    NEGATIVE COVENANTS.

Until the Obligations in respect of all Loan Documents have been paid in full, Borrowers covenant and agree with the Lenders that they shall not do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any Collateral, other than: (a) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (b) Transfers of worn-out or obsolete property which was not financed by Lenders.

7.2    Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business similar or related thereto, or a reasonable extension thereof; or suffer or permit a Change in Control; or without twenty (20) days’ prior written notification to Agent, relocate its chief executive office or state of incorporation or change its legal name; or without the Agent’s prior written consent, change the date on which its fiscal year ends; in each such case without the prior written consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Section 7.2 to the contrary, the Post-Merger Borrowers may change their legal name without prior written notification to Agent immediately following consummation of the Transaction; provided that after such legal name change, the Post-Merger Borrowers shall promptly execute and deliver such further instruments and take such further action as may reasonably be requested by Agent.

7.3    Merger Agreement. Cause the Merger Agreement to be amended or modified in any matter that would materially diminish or impair Buyer’s rights in Section 1.11.

7.4    Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or enter into or remain liable under any agreement containing terms providing for a cash payment or payment in-kind to be made to the purchaser or purchasers thereunder, the return of any purchase price to the purchaser or purchasers thereunder or any similar payment or payments, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume, or suffer to exist any Lien with respect to the Collateral other than Permitted Liens. Create, incur, assume, or suffer to exist any Lien with respect to any Specified MSSP Deposit Account, other than any Lien created pursuant to a Control Agreement in favor of the Agent.

7.6    Distributions. Utilize any Collateral or the proceeds thereof to pay any dividends or make any other distribution or payment on account of or in redemption, retirement, or purchase of any capital stock.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person. Without the prior written consent of Lenders, no part of the proceeds of the Term Loans may be used (a) to purchase any asset or securities (i) issued by any Reg W Affiliate of Lender, (ii) in respect of which, and during any period when, any Reg W Affiliate of a Lender has acted as an underwriter, (iii) sold by any Reg W Affiliate of a Lender acting as a principal, (iv) if the transaction would otherwise result in a violation of Regulation W issued by the Board of Governors of the Federal Reserve System of the United States, as may be amended from time to time, or (v) if the transaction would not comply with 12 C.F.R. 223.16; (b) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of a Lender; or (c) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of a Lender.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Lenders’ prior written consent.

7.10    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of the Term Loans for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of the Agent’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.11    Negative Pledge. Enter into any contractual obligation that permits the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any charge, pledge, Lien or other encumbrance upon any Specified MSSP Deposit Account.

8.    EVENTS OF DEFAULT.

Any one (1) or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).

8.1    Payment Default. If Borrower fails to pay, when due, principal of the Term Loan (whether at stated maturity, on demand, upon acceleration or otherwise), or within three (3) days of when due, interest, Fees or any other part of the Obligations;

8.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lenders and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the ten (10)-day period or cannot after diligent attempts by Borrower be cured within such ten (10)-day period, and such default is likely to be cured within a reasonable time, Borrower shall have an additional reasonable period (which shall not in any case exceed ten (10) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

8.3    Material Adverse Effect. If there occurs a Material Adverse Effect;

8.4    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver, or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant, or levy has not been removed, discharged, or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

8.5    Insolvency. If Borrower becomes Insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days;

8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or which would reasonably be expected to have a Material Adverse Effect other than in connection with the Senior Debt;

8.7    Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) other than in connection with the Senior Debt shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days;

8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to the Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce any Lender or Agent to enter into this Agreement or any other Loan Document;

8.9    Change in Control. A Change in Control shall occur; or

8.10    Validity of Loan Documents. The validity of any Loan Document shall be contested by any Borrower, any Guarantor or the Ultimate Parent or any of their respective Subsidiaries, or any applicable law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Borrower, any Guarantor or the Ultimate Parent or any of their respective Subsidiaries of the Obligations.

9.    AGENTS’ RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of (a) an Event of Default under Section 8.5 automatically or (b) any other Event of Default, Agent, acting at the direction of the Required Lenders (other than with respect to an Event of Default solely resulting due to the occurrence of a Change in Control, in which case the Agent will act at the direction of any Lender), without notice, demand or presentment, do any one (1) or more of the following, all of which are authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Agent);

(b)    Cause Buyer’s rights and remedies in Section 1.11 to be enforced;

(c)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower, Agent and Lenders;

(d)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms, and in whatever order that Agent reasonably considers advisable;

(e)    Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Agent, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Agent;

(g)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to the Secured Parties’ benefit;

(h)    Dispose of the Collateral by way of one (1) or more contracts or transactions, for cash or on terms, in such manner, and at such places (including Borrower’s premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate;

(i)    Agent may credit bid and purchase at any public sale; and

(j)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Agent’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable. In addition, Borrower hereby irrevocably appoints Agent (and any of Agent’s designated officers, or employees) to file, in its sole discretion, one (1) or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Agent as Borrower’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence of an Event of Default, Agent may notify any Person owing funds to Borrower of Agent’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, Agent may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Agent deems necessary to protect Lenders from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Agent deems reasonably prudent. Any amounts so paid or deposited by Agent shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.

9.5    Lender’s Liability for Collateral. So long as Agent complies with reasonable lending practices, Agent and Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

9.6    Remedies Cumulative. Agent and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent or Lenders of one right or remedy shall be deemed an election, and no waiver by Agent or Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by it. No waiver by Agent or Lenders shall be effective unless made in a written document signed on behalf of Agent or Lenders and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7    Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent or Lenders on which Borrower may in any way be liable.

10.    NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon receipt when sent via U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon receipt, when sent by electronic mail with receipt confirmed by non-automatic means; (c) upon receipt when sent via a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to Borrower:

c/o CareMax Holdings, LLC

1000 NW 57 Court, Suite 400

Miami. FL 33126

Attn: General Counsel

EMAIL:

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attn: Joshua M. Samek, Esq.

EMAIL:

If to Agent:	c/o CareMax Holdings, LLC 1000 NW 57 Court, Suite 400 Miami. FL 33126 Attn: Carlos de Solo EMAIL:

With a copy to Lenders:

c/o CareMax Holdings, LLC

1000 NW 57 Court, Suite 400

Miami. FL 33126

Attn: Carlos de Solo

EMAIL:

c/o Deerfield Management Company, L.P.

345 Park Avenue South, 12th Floor

New York, NY 10010

Attn: David J. Clark

Email:

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

Attn: Mark D. Wood, Esq.

Email:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.    JURISDICTION AND JURY TRIAL WAIVER.

12.1    Borrower hereby irrevocably consents that any suit, legal action or proceeding against Borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York State or United States Federal Court located in the Southern District of New York, as Agent and Lenders may elect, and by execution and delivery of this Agreement, Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at its address set forth herein. The foregoing shall not limit the right of Agent or Lenders to serve process in any other manner permitted by law or to bring any suit, legal action, or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2    Borrower hereby irrevocably waives any objection which Borrower may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the Southern District of New York chosen by Agent and Lenders in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the Southern District of New York is not a convenient forum for any such suit, legal action, or proceeding.

12.3    Borrower hereby irrevocably agrees that any suit, legal action, or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York State or United States Federal Court located in the Southern District of New York.

12.4    Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5    Borrower, Agent and Lenders (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document.

13.    GENERAL PROVISIONS.

13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Lenders’ prior written consent, which consent may be granted or withheld in Lenders’ sole discretion; provided that if Carlos de Solo no longer serves as the Chief Executive Officer of the Ultimate Parent (other than as a result of termination by the Ultimate Parent for Cause (as defined in the CEO Employment Agreement) or by Carlos de Solo other than for Good Reason (as defined in the CEO Employment Agreement)), then upon the written request of Carlos de Solo (the date such request is delivered, the “CEO Assignment Request Date”), Borrowers shall use their commercially reasonable efforts to assign the amount of the Obligations owed to CAJ on the CEO Assignment Request Date (such Obligations, the “CEO Assignment Obligations”), and if the Borrowers are not able to assign the CEO Assignment Obligations within sixty (60) days of the CEO Assignment Request Date, then the Fixed Rate on all Loans (for the avoidance of doubt, whether such Loans are held by CAJ or any other Lender) will increase by five percent (5.00%) from the CEO Assignment Request Date (including, for the avoidance of doubt, retroactively) until the date such CEO Assignment Obligations are paid in full.

13.2    Indemnification. Borrower shall defend, indemnify, and hold harmless Agent and Lenders and their officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Agent or Lenders as a result of or in any way arising out of, following, or consequential to transactions between Agent, Lenders and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Agent and/or Lenders’ gross negligence or willful misconduct.

13.3    [Reserved].

13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5    Amendments in Writing; Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents. None of the terms or provisions of this Agreement may be waived, altered, modified, or amended, except as the Required Lenders may consent thereto in writing duly signed for and on their behalf; provided that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Borrowers, do any of the following:

(a)    increase or extend the commitment or Loans of any Lender;

(b)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document;

(c)    reduce the principal of, or the rate of interest on, any Loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document;

(d)    change the Pro Rata Share that is required to take any action hereunder;

(e)    amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(f)    release Agent’s Lien in and to any of the Collateral;

(g)    amend any of the provisions of Section 2.4;

(h)    amend any of the provisions of Section 13.10;

(i)    change the definition of “Required Lenders” or “Pro Rata Share”;

(j)    contractually subordinate any of the Agent’s Liens (other than pursuant to the Subordination Agreement);

(k)    release any Borrower or Guarantor from any obligation for the payment of money; or

(l)    amend any of the provisions of Section 13.1.

13.6    Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one (1) and the same Agreement. Each Lender hereby acknowledges and agrees that this Agreement has been executed and accepted by such Lender in the State of New York.

13.7    Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lenders have any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Agent and/or Lenders with respect to the expenses, damages, losses, costs, and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agent and/or Lenders have run.

13.8    Disclosure. The Borrowers shall ensure that, not later than 8:30 a.m., New York City time, on November 14, 2022, the Ultimate Parent shall file a Current Report on Form 8-K disclosing this Agreement and the transactions contemplated hereby and including as exhibits thereto, this Agreement (including schedules and exhibits hereto) and the agreements entered into in connection herewith, in each case without redaction.

13.9    Patriot Act Notice. Agent and Lenders notify Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes names and addresses and other information that will allow Lenders to identify Borrower in accordance with the Patriot Act.

13.10    Appointment of Agent.

(a)    Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Notwithstanding anything herein or in any Note to the contrary, no Lender shall enforce any, nor exercise any, of his, her or its rights as a Lender or as a lender to, or creditor of, Borrower in respect of the Loan made by him, her or it hereunder or in respect of the Note issued to him, her or it hereunder, in each case without the prior written consent of the Agent. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(b)    Liability of the Agent. Neither the Agent nor any of it representatives shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by Borrower or any subsidiary or affiliate thereof (each a “Credit Party”), any officer thereof contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. Neither the Agent nor any of its representatives shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party. The Agent shall have no obligation whatsoever to any Lender or any other Person to assure that any collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that any liens granted to the Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(c)    Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper person or entity, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.

(d)    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by Lenders in accordance with Section 8; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

(e)    Credit Decision. Each Lender expressly acknowledges that neither the Agent nor any of its representatives has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, Property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to Borrower hereunder.

(f)    Indemnification of Agent. Whether or not the transactions contemplated hereby shall be consummated, upon demand therefor Lenders shall indemnify the Agent (to the extent not reimbursed by or on behalf of the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably from and against any and all losses of any kind whatsoever which may at any time (including at any time following the repayment of the Loans hereunder and the termination or resignation of the Agent) be imposed on, incurred by or asserted against the Agent as Agent in any way relating to or arising out of this Agreement, any other Loan Document or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. In addition, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out of pocket expenses (including attorney’s fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the

Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 13.10, together with all related costs and expenses (including attorney’s fees and expenses). The obligation of Lenders in this Section 13.10 shall survive the payment of all obligations of Borrower hereunder.

(g)    Agent and Lenders in Individual Capacity. Agent and Lenders, each in its individual capacity (and not in its capacity as “Agent” or “Lender” hereunder, as the case may be) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties and their Subsidiaries and Affiliates and without notice to or consent of Lenders. With respect to the loans hereunder, CAJ Lending LLC, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include CAJ Lending LLC, in its individual capacity.

(h)    Successor Agent to CAJ. Notwithstanding anything to the contrary set forth in this Agreement, CAJ, in its capacity as Agent, shall resign as Agent promptly (the “CAJ Agent Resignation Date”) following the CEO Assignment Request Date. If CAJ resigns as Agent under this Agreement, then so long as Deerfield Partners. L.P. holds any outstanding Obligations, Deerfield Partners, L.P. shall have the power to appoint a successor Agent in its sole discretion. If no successor Agent has accepted appointment as Agent by the CAJ Agent Resignation Date, CAJ’s resignation or removal as Agent shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Deerfield Partners, L.P. appoints a successor Agent.

13.11    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against Borrower for liquidation or reorganization, should Borrower become Insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager, or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.

13.12    Independent Nature of Secured Parties. Notwithstanding anything to the contrary contained herein, the obligations of Agent and each Lender (collectively, the “Secured Parties” and each, a “Secured Party”) under the Loan Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of any of the obligations of any other Secured Party under the Loan Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Loan Documents. The decision of each Secured Party to acquire the Term Loans pursuant to the Loan Documents has been made by such Secured Party independently of any other Secured Party and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrowers, Guarantors or any of their Subsidiaries that may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Loan Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Secured Party’s acquisition of Obligations or Term Loans at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as, and each of the Borrowers and the Guarantors acknowledges and agrees that the Secured Parties do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Loan Documents, and no Borrower shall assert any contrary position.

13.13    No Fiduciary Relationship. Each Borrower and Guarantor acknowledges and agrees that (a) each Secured Party is acting at arm’s length from the Borrowers and Guarantors with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby; (b) no Secured Party will, by virtue of this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby, be (nor, to their knowledge, otherwise is) an Affiliate of, or have any agency, tenancy or joint venture relationship with, any Borrower or any Guarantor; (c) no Secured Party has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, any Borrower or any Guarantor with respect to, or in connection with, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, and each Borrower and Guarantor agree not to assert, and hereby waives, to the fullest extent permitted under applicable law, any claim that any Secured Party has any fiduciary duty to such party; (d) any advice given by a Secured Party or any of its representatives or agents in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby is merely incidental to such Secured Party’s performance of its obligations hereunder and thereunder (including, in the case of each of Lenders, its issuance of the Term Loans); and (e) the Borrowers’ and Guarantors’ decision to enter into the Loan Documents has been based solely on the independent evaluation by such persons and their representatives.

13.14    Equitable Relief. Each Borrower and Guarantor recognizes that in the event Borrowers fail to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Agent or Lenders. Each Borrower and Guarantor therefore agree that Agent or any Lender, if Agent or such Lender so requests, shall be entitled to temporary and permanent injunctive relief and any other equitable relief in any such case without the necessity of proving actual damages and without the necessity of posting bond or other security.

13.15    Subordination Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent or any Lender hereunder is subject to the limitations and provisions contained in the Subordination Agreement. In the event of any conflict between the terms of the Subordination Agreement and the terms of this Agreement or any other Loan Document, the terms of the Subordination Agreement shall govern.

14.    GUARANTY.

14.1    The Guarantee. Subject to the terms and conditions of the Subordination Agreement, the Guarantors hereby, jointly and severally, guarantee, as primary obligors and not merely as sureties to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Credit Extensions and all other Obligations (such obligations being herein collectively called the “Guaranteed Obligations”). Subject to the terms and conditions of the Subordination Agreement, the Guarantors hereby jointly and severally agree that if the Borrower or any other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

14.2    Obligations Unconditional. The obligations of the Guarantors under Section 14.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Loan Documents or the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (other than payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

The obligations of the Guarantors under Section 14.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Loan Documents or the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (other than payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein, including any exercise of remedies, shall be done or omitted;

(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended or modified in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or, respectively, therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)    any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents or is avoided or set aside as a preference, fraudulent conveyance or otherwise;

(v)    the release of any other Guarantor pursuant to the Loan Documents;

(vi)    any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents; or

(vii)    any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations.

The Guarantors hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by law, any and all notice of the modifications, creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon the guarantee in this Article XIV (the “Guaranty”) or acceptance of the Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. Each payment required to be made hereunder shall be made without setoff or counterclaim in immediately available funds. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

14.3    Reinstatement. The obligations of the Guarantors under this Article XIV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

14.4    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment in full of the Guaranteed Obligations it shall subordinate and not exercise any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 14.01, whether by subrogation, continuation, indemnification or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Guarantor owing to another Guarantor shall be subordinated to such Guarantor’s Guaranteed Obligations in the manner evidencing such Indebtedness; provided that upon the payment and satisfaction in full of all Guaranteed Obligations (other than contingent indemnity obligations), without any further action by any person, the Guarantors shall be automatically subrogated to the rights of the Agent and Lenders to the extent of any payment hereunder.

14.5    Remedies. Subject to the terms and conditions of the Subordination Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and Lenders, the Obligations of the Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) for purposes of Section 14.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 14.01.

14.6    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XIV constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

14.7    Continuing Guarantee. The guarantee in this Article XIV is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

14.8    General Limitation on Guaranteed Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other applicable law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 14.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Section 14.04 and Section 14.10 respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

14.9    Release of Guarantors. If in compliance with the terms and provisions of the Loan Documents, all of the equity interests or all or substantially all of the assets of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than the Borrower or any other Guarantor) then such Transferred Guarantor shall, upon the consummation of such sale or transfer, be immediately and automatically released from its obligations under this Agreement and the other Loan Documents, and so long as Borrower shall have previously provided the Agent such certifications or documents as the Agent shall reasonably request, the Agent shall take such actions as are necessary or reasonably requested to effect each release described in this Section 14.09 in accordance with the relevant provisions of the Loan Documents.

14.10    Right of Contribution.

(a)    The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 14.10 shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the payment in full of the Guaranteed Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 14.10 against any other Guarantor until such time as the payment in full of the Guaranteed Obligations. For purposes of this Section 14.10, (x) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Guarantor Pro Rata Share of any Obligations, (y) “Guarantor Pro Rata Share” shall mean, for any Guarantor in respect of any payment of the Obligations, the ratio (expressed as a percentage) as of the date of such payment of the Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Guarantor) to (ii) the amount by which the aggregate present fair salable value of its assets of all Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Guarantor) of the Guarantors; and (z) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of such Guarantor) to (ii) the amount by which the aggregate present fair salable value of all assets of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, un-matured, and un-liquidated liabilities, but excluding the Obligations of the Guarantors) of the Guarantors other than the maker of such Excess Payment. Nothing in this Section 14.10 shall require any Guarantor to pay its Contribution Share of any Excess Payment in the absence of a demand therefor by the Guarantor that has made the Excess Payment. Without limiting the foregoing in any manner, it is the intent of the parties hereto that as of any date of determination, no Contribution Share of any Guarantor shall be greater than the maximum amount of the claim which could then be recovered from such Guarantor under this Section 14.10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(b)    This Section 14.10 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 14.10 is intended to or shall impair the Obligations of the Borrower or the Guaranteed Obligations of the Guarantors, jointly and severally, to pay any amounts and perform any Obligations or Guaranteed Obligations, as applicable, as and when the same shall become due and payable or required to be performed in accordance with the terms of this Agreement or any other Loan Document, as the case may be. Nothing contained in this Section 14.10 shall limit the liability of the Borrower to pay the Credit Extensions and accrued interest, fees and expenses with respect thereto for which Borrower shall be primarily liable.

(c)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantors to which such contribution and indemnification is owing.

(d)    The rights of any indemnified Guarantor against the other Guarantors under this Section 14.10 shall be exercisable upon, but shall not be exercisable prior to, the payment in full of the Obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SPARTA MERGER SUB I LLC SPARTA MERGER SUB II LLC SPARTA MERGER SUB I INC. SPARTA MERGER SUB II INC. By: /s/ Carlos de Solo Name: Carlos de Solo Title: Chief Executive Officer

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

STEWARD ACCOUNTABLE CARE NETWORK, LLC

By: /s/ Carlos de Solo

Name: Carlos de Solo

Title: Authorized Signatory

STEWARD NATIONAL CARE NETWORK, LLC

By: /s/ Carlos de Solo

Name: Carlos de Solo

Title: Authorized Signatory

2

SOLELY FOR PURPOSES OF SECTIONS 13.12, 13.13, 13.14 AND ARTICLE 14

SPARTA MERGER SUB I LLC

SPARTA MERGER SUB II LLC

By: /s/ Carlos de Solo

Name: Carlos de Solo

Title: Chief Executive Officer

3

CAJ LENDING LLC, AGENT AND LENDER

By: /s/ Carlos de Solo

Name: Carlos de Solo

Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

DEERFIELD PARTNERS, L.P., as a Lender By: Deerfield Mgmt, L.P., its General Partner By: J.E. Flynn Capital, LLC, its General Partner By: /s/ David Clark Name: David Clark Title: Authorized Signatory

Address:
c/o Deerfield Management Company, L.P.
345 Park Avenue South, 12th Floor
New York, NY 10010
Attn: David J. Clark
Email:

with a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661
Attn: Mark D. Wood, Esq.
Email:

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEBTOR:	[STEWARD ACCOUNTABLE CARE NETWORK, LLC][ STEWARD NATIONAL CARE NETWORK, LLC]

SECURED PARTY:	[ ]

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All of the following personal property of each Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located:

the Medicare Shared Savings Receivables and any and all proceeds thereof, and all of each Debtor’s books and records with respect to any of the foregoing, and any and all proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

“Medicare Shared Savings Program” means the alternative payment model known as the Medicare shared savings program for accountable care organizations, or any successor or similar model, implemented by the United States Department of Health and Human Services Centers for Medicare and Medicaid Services.

“Medicare Shared Savings Receivables” means the accounts receivable of the Borrower attributable to the Medicare Shared Savings Program existing immediately prior to the Merger Effective Time, for the year ended 2022.

Exhibit A

SCHEDULE 2.1

TERM LOAN COMMITMENTS

Lender	Term Loan Commitment
CAJ Lending LLC	$25,509,764.00
Deerfield Partners, L.P.	$10,000,000.00
Total	$35,509,764.00

Attachment